Exhibit 8.1

List of Significant Consolidated Entities of Noah Holdings Limited*

Name	Date of Incorporation	Place of Incorporation	Percentage of Ownership
Noah Upright Fund Distribution Co., Ltd. (formerly known as Noah Upright (Shanghai) Fund Investment Consulting Co., Ltd.)	November 18, 2003	PRC	100%
Shanghai Noah Investment (Group) Co., Ltd. (formerly known as Shanghai Noah Rongyao Investment Consulting Co., Ltd.)	August 24, 2007	PRC	100%
Noah Insurance (Hong Kong) Limited	January 3, 2011	Hong Kong	100%
Noah Holdings (Hong Kong) Limited	September 1, 2011	Hong Kong	100%
Gopher Capital GP Limited	May 11, 2012	Cayman Islands	100%
Zigong Noah Financial Service Co., Ltd.	October 22, 2012	PRC	100%
Wuhu Fangtiao Technology Co., Ltd.	November 28, 2019	PRC	100%
Shanghai Nuohong Real Estate Co., Ltd.	May 30, 2013	PRC	100%
Noah International (Hong Kong) Limited	January 7, 2015	Hong Kong	100%
Shanghai Noah Investment Management Co., Ltd.	August 26, 2005	PRC	Controlled under the Contractual Arrangement
Gopher Asset Management Co., Ltd.	February 9, 2012	PRC	Controlled under the Contractual Arrangement
Wuhu Gopher Asset Management Co., Ltd.	October 10, 2012	PRC	Controlled under the Contractual Arrangement
Shanghai Gopher Asset Management Co., Ltd.	December 14, 2012	PRC	Controlled under the Contractual Arrangement
Shanghai Gopher Massa Asset Management Co., Ltd.	June 29, 2015	PRC	Controlled under the Contractual Arrangement

*	Other consolidated entities of Noah Holdings Limited have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.